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                              EXHIBIT (C) (99.1)


                LANDRY'S SEAFOOD RESTAURANTS, INC. ("LNY"/NYSE)
          ANNOUNCES A $200 MILLION LINE OF CREDIT FROM BANK SYNDICATE

HOUSTON, TEXAS (JUNE 29, 2000)

Landry's Seafood Restaurants, Inc. (the "Company"), the second largest operator of casual dining seafood restaurants, today announced that it has obtained a $200 million line of credit from a syndicate of banks led by Bank of America, N.A. The renewal of the Company's existing credit facility increases the Company's credit line capacity from $110 million to $200 million. The credit facility provides the Company with additional capital to be available for future expansion, investments, working capital, acquisitions, and common stock repurchases. The renewal facility includes standard covenants, which were similar to the Company's existing facility.

"Landry's received an overwhelming response to its credit facility renewal.
This obviously speaks well of the Company's current operational and financial business fundamentals," stated Paul S. West, Vice President, Finance and Chief Financial Officer. Mr. Tilman J. Fertitta, Chairman of the Board, President and Chief Executive Officer, added, "I am extremely pleased with the increase in available credit capacity and the enthusiastic support of the participating bank group. The new 3-year facility is well structured to serve the Company's capital needs for the next several years, especially in light of the size of the credit capacity and the flexibility of the covenants."

The Bank of Nova Scotia, Fleet National Bank and Guaranty Federal Bank, F.S.B. served as Syndication and Documentation Agents and Co-Agent, respectively.
Other banks included in the Company's syndicate were: Chase Bank of Texas, N.A.; Bank One, N.A.; Firstar Bank, N.A.; Fuji Bank, Ltd.; SouthTrust Bank; Southwest Bank of Texas, N.A.; and The Bank of Tokyo-Mitsubishi, Ltd.


This release contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to continue its expansion strategy, ability to make projected capital expenditures, as well as general market conditions, competition, and pricing. All statements, other than statements of historical facts, included or incorporated by reference in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement such strategy, competitive strengths, goals, expansion and growth of the Company's business and operations, plans, references to future success as well as other statements which include words such as "anticipate,"
"believe," "plan," "estimate," "expect," and "intend" and other similar expressions constitute forward-looking statements. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. Stockholders are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1999.